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                                                                     Exhibit 5.1


[TORYS LLP LOGO]                                     Suite 3000
                                                     79 Wellington St. W.
                                                     Box 270, TD Centre
                                                     Toronto, Ontario
                                                     M5K 1N2 Canada

                                                     TEL 416.865.0040
                                                     FAX 416.865.7380

                                                     www.torys.com



                                                     June 17, 2002

Hub International Limited
55 East Jackson Boulevard
Chicago, Illinois 60604
U.S.A.

                       REGISTRATION STATEMENT ON FORM S-1


Ladies and Gentlemen:

     This opinion is furnished to Hub International Limited (the "Company") in connection with the Registration Statement on Form S-1 filed by the Company with the Securities and Exchange Commission on March 22, 2002 (as such has been and may thereafter be amended or supplemented, the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 6,900,000 of the Company's common shares (the " Common Shares"). The Common Shares include 6,000,000 common shares to be issued and sold by the Company and an over-allotment option granted by the Company to the Underwriters to purchase 900,000 additional common shares.

     We have made such investigations and examined originals or copies, certified or otherwise identified to our satisfaction, of such certificates of public officials and of such other certificates, documents and records as we have considered necessary or relevant for the purposes of the opinions hereinafter expressed, including:

     (a)  the articles and by-laws of the Company;

     (b) resolutions of the directors of the Company authorizing the issue of the Common Shares;

     (c) a certificate of status dated June 17, 2002 issued in respect of the Company pursuant to the Business Corporations Act (Ontario) (the "OBCA"); and

     (d) a certificate of officers of the Company as to certain factual matters.

     For purposes of this opinion, we have assumed, with respect to all documents examined by us, the genuineness of all signatures, the authenticity of all documents submitted to


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us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, telecopied or photostatic copies. We have also assumed that the certificate of status referred to above continues to be accurate as at the date hereof. We have relied upon the certificates referred to above with respect to the accuracy of the factual matters contained therein and we have not performed any independent check or verification of such factual matters.

     The opinions hereinafter expressed are limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein.

     Based upon and subject to the foregoing, we are of the opinion that the Common Shares, when issued and sold in the manner referred to in the Registration Statement and upon the Company receiving payment for the purchase price, will be validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendments thereto.

                                              Very truly yours,


                                              /s/ Torys LLP





JEE||THY